EXHIBIT 99.1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

September 18, 2025

The undersigned acknowledge and agree that the foregoing Amendment No. 6 to statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to the statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, unless he, she or it knows or has reason to believe that such information is inaccurate.

G.V. Prasad

By:	/s/ G.V. Prasad

K. Satish Reddy

By:	/s/ K. Satish Reddy

GVP Family Trust

By:	/s/ G.V. Prasad
Name:	G.V. Prasad
Title:	Trustee

VSD Family Trust

By:	/s/ K. Satish Reddy
Name:	K. Satish Reddy
Title:	Trustee

G. Anuradha

By:	/s/ G. Anuradha

Deepti Reddy

By:	/s/ Deepti Reddy